Exhibit 99.1

Contact at the Company:	Contacts at Financial Dynamics:
Marc S. Goldfarb	Erica Pettit or Leigh Parrish
Sr. Vice President & General Counsel	212-850-5600
201-337-9000
FOR IMMEDIATE RELEASE
RUSS BERRIE, INC. NAMES BRUCE G. CRAIN
CHIEF EXECUTIVE OFFICER AND PRESIDENT
Oakland, N.J. — December 3, 2007 — Russ Berrie and Company, Inc. (NYSE:RUS) today announced the appointment of Bruce G. Crain as Chief Executive Officer, President and a member of the board of directors, effective today. Mr. Crain is replacing Andrew R. Gatto, who has retired. Mr. Gatto will remain as a consultant with Russ Berrie for a transition period.
Michael Zimmerman, Chairman of Russ Berrie’s board of directors, commented, “We would like to thank Andy for the leadership and industry expertise he brought to Russ Berrie. The board of directors and management team wish Andy the best as he retires from his distinguished industry career.”
Mr. Zimmerman continued, “We are excited that Bruce is joining Russ Berrie as CEO, president and a member of the Board. We believe he will be an excellent leader as we embark on a new chapter in Russ Berrie’s ongoing business evolution that we anticipate will be marked by further growth for the Russ brand and continued expansion in the highly attractive infant and juvenile market. Bruce has significant experience in building global businesses, capturing synergies and developing management teams. He has specialized expertise in the gift, home furnishings and other consumer products sectors. These leadership assets, together with Bruce’s proven track record of creating and managing a portfolio of brands, should serve to benefit all of Russ Berrie’s stakeholders.”
Mr. Crain commented, “In the past few years, Russ Berrie has successfully strengthened its business by further penetrating the infant and juvenile sector and restructuring its gift business. I am very pleased to be joining Russ Berrie at this important juncture in its transformation, as the Company is poised to continue building on its brand strength and multiple channels of distribution. In particular, I look forward to further developing the design-led market leadership positions of all three businesses in close partnership with their global suppliers and retailers. I am also pleased to join the Board as we continue identifying additional strategic opportunities and creating long-term value for the Company’s shareholders.”

Mr. Crain, 47, joins Russ Berrie following a 10-year career with the multi-channel home décor and gift products company, Blyth, Inc. (NYSE:BTH). Most recently, Mr. Crain was the Group President of Blyth’s Wholesale Group segment worldwide, a Senior Vice President and a member of the Office of the Chairman. The Wholesale Group at Blyth had annualized sales of $682 million in fiscal 2006 across more than ten business units in both North America and Europe. Earlier in his career at Blyth, Mr. Crain was President of the European Affiliates Group as well as President of Global Services, where he was responsible for Corporate Marketing, Research and Development, Manufacturing and Global Sourcing operations, and prior to that was in charge of Blyth’s PartyLite direct selling operations. Mr. Crain has also served as a consultant to Russ Berrie’s board of directors for most of 2007.
Prior to Blyth, Mr. Crain served as: Chief Financial Officer of Home Innovations, Inc., a soft home furnishings company that launched Calvin Klein Home; a consultant with McKinsey & Company; and has served in various financial services industry roles. Mr. Crain earned an MBA from the Stanford Graduate School of Business and a BA from Wesleyan University.
About Russ Berrie and Company, Inc.
Russ Berrie and Company, Inc. and its subsidiaries engage in the design, development and distribution of branded products through its Infant & Juvenile segment and Gift segment. Its design-led products are sold primarily through mass market, toy, specialty, food, drug and independent retailers worldwide.
The Infant & Juvenile segment sells its products under the Sassy™ and KidsLine™ brand names and select private label programs. The Kids Line division designs and markets infant bedding and related nursery accessories, such as blankets, wraps, rugs, mobiles, nightlights, hampers, lamps and wall art. The Sassy division offers products and collections such as bath toys and accessories, developmental toys, feeding utensils and bowls, pacifiers, bottles, bibs, soft toys, mobiles and feeders. Sassy is also the distributor of the MAM® line of baby products in North America. In addition, the segment licenses brands for select categories and markets Disney®, Leap Frog™, Carter’s® and other trademarks.
The Gift segment encompasses seasonal and everyday gift products that focus on theme or concept assortments, such as collectible and children’s plush, wedding, anniversary, and baby gifts; tabletop accessories, including porcelain, glass and ceramic gifts; and contemporary lifestyle gifts and accessories. During 2007, the Company launched Shining Stars®, the premier line of web-play plush toys. The Gift segment markets its products primarily under the RUSS® and Applause® brand names and also produces product in select markets and categories under licenses that include Raggedy Ann™, Curious George™, Simpsons™ and a variety of other well-recognized trademarks.
With headquarters in Oakland, N.J., the Company was founded in 1963 and trades under the symbol “RUS” on the NYSE. More information about the Company can be found at: www.russberrie.com.
Note: This press release contains certain forward-looking statements.  Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise.  The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements.  These statements may be identified by the use of forward-looking words or phrases including, but not limited to,

“anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”.  The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.  Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.